Exhibit 4.49

Rights and Obligations Assumption Letter

This entity, Chengdu Pidu Bright Scholar Kindergarten Co., Ltd., is the subsidiary established by BGY Education Investment Management Co., Ltd. (“Investor”) and registered in Chengdu City at the Pidu District branch office of the Municipal Bureau of Administrative Services on September 11, 2020. The Investor holds 100% of the interests in this entity.

In accordance with the Exclusive Management Service and Business Cooperation Agreement (“Agreement”) entered into by and between Investor, Zhuhai Hengqin Bright Scholar Management Consulting Co., Ltd. and other relevant parties on January 25, 2017, this entity shall join the Agreement according to Article 10.1 of the Agreement as a “New Subsidiary of Party B” under the Agreement.

This entity hereby agrees to join the Agreement as a new Subsidiary of Party B of the Investor, enjoy the rights under the Agreement, and perform the obligations according to the Agreement. This Assumption Letter came into effect upon the date of execution.

Chengdu Pidu Bright Scholar Kindergarten Co., Ltd.

(Seal) Chengdu Pidu Bright Scholar Kindergarten Co., Ltd. Affixed

By:	/s/ Ning Yang
Name:	Ning Yang
Title:	Legal Representative
Date:	December 3, 2020